UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2019

OVID THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38085	46-5270895
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1460 Broadway, Suite 15044 New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 661-7661

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Explanatory Note

Ovid Therapeutics Inc. is filing this Amendment No.1 (the “Amendment”) to its Current Report on Form 8-K filed on March 28, 2019 (the “Original Report”) solely for the purpose of removing the erroneous Exhibit 99.1 hyperlink that was included under Item 9.01(d) of the Original Report. This Amendment does not make any other changes to the Original Report or modify or update any of the information contained therein in any way other than as described in this Explanatory Note.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On March 24, 2019, Matthew During notified Ovid Therapeutics Inc. (the “Company”) of his decision not to stand for reelection as a member of the Board of Directors of the Company (the “Board”), and therefore will cease being a member of the Board following such meeting. Dr. During has also resigned from his position as President and Chief Scientific Officer of the Company, effective April 1, 2019 (the “Separation Date”). Dr. During will provide advisory services to the Company, including as the Chairman of the Scientific Advisory Board of the Company (“SAB”) pursuant to that certain separation and consulting agreement entered into by and between the Company and Mr. During, dated as of March 24, 2019 (the “Consulting Agreement”), which Consulting Agreement memorializes the full terms and conditions of his separation and consulting arrangements with the Company.

Pursuant to the Consulting Agreement, Dr. During agreed to non-solicit and non-compete covenants through such time as he remains a consultant to the Company, as well as a general release of claims in connection therewith. Dr. During agreed to a three-year consulting arrangement, pursuant to which he will be paid, amongst other specific milestone and meeting related fees, $150,000 per year for his role as the Chairman of the SAB and $150,000 per year for other advisory and consulting services.

In connection with Dr. During’s consultancy with the Company, and pursuant to the terms of the Consulting Agreement, Dr. During will receive on the Separation Date an option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant, which option shall vest in full upon completion of a specific clinical milestone (subject to his continued service through such vesting date). Such option grant will expire if not fully vested by December 31, 2020. In connection with Dr. During’s service as the Chairman on the SAB, effective on the Separation Date, Dr. During receive on the Separation Date an option to purchase 75,000 shares of the Company’s common stock exercisable at the fair market value on the date of grant, which option shall vest as follows: (i) 25% of the shares shall vest on the date of grant and (ii) the remaining 75% of the shares subject to the grant shall vest monthly thereafter over the subsequent three years (subject to his continued service through such vesting dates).  Dr. During’s previously unvested but issued and outstanding options will continue to vest as set forth in the documents governing such option grants, in each case subject to Dr. During’s continued service to the Company through each such vesting date.

Either Dr. During or the Company may terminate the consulting arrangements pursuant to the Consulting Agreement in accordance with its terms, at any time and for any reason, upon thirty (30) days written notice to the other party.  Upon such termination, the Company will have no further obligations to Dr. During, including any obligation to pay further consulting fees.

The foregoing description of the terms of the Consulting Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreement. The Company intends to file a copy of the Consulting Agreement with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 8.01	Other Events

On March 28, 2019, the Company issued a press release announcing Dr. During’s resignation, which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No. 99.1	Description Press Release dated, March 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

By:	/s/ Thomas M. Perone
Thomas m. Perone
Senior Vice President, General Counsel

Dated: March 28, 2019